Exhibit 3.35
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NATIONAL TEXTILES, L.L.C.
     FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of National Textiles, L.L.C. (the “Company”) dated as of the 4th day of May, 2007, by Hanesbrands Inc., a Maryland corporation, as the sole member of the Company (the “Member”).
RECITAL
     The Company was formed as United States Knitting, L.L.C. on September 12, 1997. On December 9, 1997, the name of the Company was changed to National Textiles, L.L.C. On December 22, 1997, the sole member of the Company at such time adopted the Limited Liability Company Agreement of the Company (the “Original Agreement”). The Original Agreement was amended and restated as of December 26, 1997 and May 14, 2003, was further amended on April 30, 2005 and was amended and restated on September 1, 2006 (the Original Agreement, as amended through the date hereof, is referred to as the “Existing Agreement”). As of December 28, 2006, the two members of the Company were the Member and NT Investment Company, Inc. On December 28, 2006, NT Investment Company, Inc. was merged with and into the Company, and as a result the Company become a wholly owned direct subsidiary of the Member. The Member desires to enter into this Agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), to amend and restate the Existing Agreement and to govern the affairs of the Company and the conduct of its business.
ARTICLE I
The Limited Liability Company
     1.1 Formation. The Company was previously formed as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.
     1.2 Name. The name of the Company is “National Textiles, LLC” and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.
     1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.
     1.4 Registered Office and Agent. The location of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The Company’s Registered Agent at such address is Corporation Service Company.
     1.5 Term. Subject to the provisions of Article VI below, the Company shall have perpetual existence.
ARTICLE II
The Member
     2.1 The Member. The name and address of the Member is as follows:

Name	Address

Hanesbrands Inc.	1000 East Hanes Mill Road
Winston-Salem, NC 27105
     2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.
     2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.
     2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.
     2.5 Admission of Members. New members shall be admitted only upon the approval of the Member.
ARTICLE III
The Board
     3.1 Management By Board of Managers.
          (a) Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of one (1) to four (4) individuals (the “Managers”), the exact number of Managers to be determined from time to time by resolution of the Member. Board currently consists of three (3) members, who are Joia M. Johnson, Catherine A. Meeker and Grady L. Crosby.
          (b) Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Member.
          (c) Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.
     3.2 Action By the Board.
          (a) Meetings of the Board may be called by any Manager upon two (2) days prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board. All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.
          (b) Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager.
     3.3 Power to Bind Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.
     3.4 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

ARTICLE IV
Capital Structure and Contributions
     4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Units”). All Units shall be identical with each other in every respect. The Member shall own all of the Units issued and outstanding, as set forth on Schedule A attached hereto.
     4.2 Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board; provided, however, that the Member is not required to make such capital contribution(s). A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.
ARTICLE V
Profits, Losses and Distributions
     5.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board. In each year, profits and losses shall be allocated entirely to the Member.
     5.2 Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Units, the determined amount when, as and if declared by the Board. The distributions of the Company shall be distributed entirely to the Member.
ARTICLE VI
Events of Dissolution
     The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:
          (a) The Member votes for dissolution; or
          (b) A judicial dissolution of the Company under Section 18-802 of the Act.
ARTICLE VII
Transfer of Interests in the Company
     The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Units and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Units are to be transferred agreeing to be bound by the terms of this Agreement as amended from time to time, such person shall be admitted as a member.

ARTICLE VIII
Exculpation and Indemnification
     8.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, Managers, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.
     8.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 8.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 8.2.
     8.3 Amendments. Any repeal or modification of this Article VIII by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article VIII, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
ARTICLE IX
Miscellaneous
     9.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).
     9.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.
     9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
     9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.
     9.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned has duly executed this Fourth Amended and Restated Limited Liability Company Agreement as of the day first above written.

MEMBER

HANESBRANDS INC.

By:	/s/ Joia M. Johnson

Name:	Joia M. Johnson
Title:	Executive Vice President, General Counsel and Corporate Secretary

SCHEDULE A

Name of Member	Number of Units
Hanesbrands Inc.	100